Exhibit 99.2
SUMMARY OF THE MATERIAL TERMS OF THE PROPOSED AMENDED AND RESTATED AMERICAN WATER WORKS COMPANY, INC. AND ITS DESIGNATED SUBSIDIARIES 2017 NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN
General
American Water Works Company, Inc. (“we”, “us” or the “Company”) maintains the current American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock purchase Plan (the “ESPP”) to provide a convenient and easy way for our employees to purchase shares of common stock at a 15 percent discount. We believe that employee ownership of common stock gives employees a vested interest in our success and aligns their interests with those of our shareholders.
The current ESPP will expire by its terms on or about August 6, 2027. The Board of Directors (the
“Board”) of the Company has approved the amendment and restatement of the ESPP to extend the termination date of the plan to February 6, 2037, so that the Company may continue to permit employees to participate in the current ESPP after its August 6, 2027 termination date, and to provide for certain additional modifications to the current ESPP. Neither the current ESPP, nor the proposed amended ESPP, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
Administration
The Board has designated the Executive Development and Compensation Committee of the Board (the “ED&CC”) as the plan administrator for the proposed amended and restated American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock purchase Plan (the “amended ESPP”). As the plan administrator, the ED&CC has full discretionary authority and power to administer the amended ESPP and to make, adopt, construe and enforce rules and regulations not inconsistent with the provisions of the amended ESPP. The ED&CC’s interpretations and decisions with respect to the amended ESPP will be final and conclusive. The ED&CC may delegate certain administrative or ministerial matters as specified under the amended ESPP to one or more officers of the Company or their designees.
Shares Available for Issuance under the Amended ESPP
We have reserved 2,000,000 shares of our common stock for issuance under the amended ESPP, subject to adjustments in certain circumstances described below. This reservation of shares is the same as under the current ESPP, and will be reduced for any shares purchased under the current ESPP prior to the date that the amended ESPP becomes effective. As of March 17, 2026, there were approximately 1,262,448 shares available for issuance under the current ESPP, not including any shares that may be subject to potential purchase by employees during the current enrollment period.
Adjustments
The amended ESPP provides for certain anti-dilution adjustments in connection with any increase or decrease in the number of outstanding shares of common stock as a result of a subdivision or consolidation of the common stock or other capital adjustment, the payment of a stock dividend in shares of common stock, or other increase or decrease in our shares of common stock, if effected without our receipt of consideration. In any of these events, the ED&CC will make equitable adjustments to the following:
•the aggregate number of shares of common stock reserved for purchase under the amended ESPP;
•the maximum number of shares of common stock that may be purchased by any participant under the amended ESPP on any purchase date; and
•the calculation under the amended ESPP of the purchase price per share.
Eligibility
Subject to certain exceptions, an employee, including a part-time employee, will be eligible to participate in the amended ESPP if, as of the start date of the purchase period, the employee is employed by us or a subsidiary that the ED&CC has designated as a participating entity in the amended ESPP. For purposes of the amended ESPP, an eligible employee does not include:
•an employee who is classified by the ED&CC, or its delegate, as a temporary or leased employee;
•with respect to any purchase period, an employee who terminates employment, dies or is determined to be disabled prior to the applicable purchase date;
•an employee employed by a non-U.S. subsidiary of the Company, unless otherwise permitted by the ED&CC;
•an employee who the Board determines is an “officer” of the Company as defined in Exchange Act Rule 16a-1(f); or
•an employee who owns stock possessing 5 percent or more of the total combined voting power or value of all classes of our stock, as determined by applying rules consistent with those reflected in Section 423 of the Code, which would otherwise apply if the amended ESPP were intended to be a qualified employer stock purchase plan.
None of our non-employee directors or our executive officers are eligible to participate in the amended ESPP. As of March 17, 2026, there are approximately 7,000 employees eligible to participate in the amended ESPP.

Enrollment Periods
Under the amended ESPP, each eligible employee may elect to participate in the amended ESPP by completing a purchase agreement and submitting the purchase agreement to the ED&CC or its delegate during an enrollment period. If shareholders approve the amended ESPP, it is presently intended that the first enrollment period under the amended ESPP would begin on February 5, 2027 and end on February 20, 2027, and the
last enrollment period under the current ESPP would begin on November 5, 2026 and end on November 20, 2026. The ED&CC does not intend to change the timing of enrollment periods in effect under the current ESPP, which occur quarterly beginning on the 5th and ending on the 20th of each of February, May, August and November.
Purchase Periods
Under the amended ESPP, each eligible employee who elects to participate in the amended ESPP will be granted an option to purchase shares of common stock during a purchase period. Each purchase period will generally be a period of approximately three months, unless the ED&CC determines to provide for a different purchase period. The purchase right will continue in effect during the purchase period and will be exercised on the last trading day of the purchase period, which is the purchase date.
On each purchase date, the participant will automatically be deemed to have exercised the participant’s purchase right to purchase shares of stock with his or her accumulated payroll deductions for the purchase period, unless, to the extent permitted by applicable law, the participant notifies the ED&CC or its delegate in advance of his or her desire to withdraw their accumulated payroll deductions and/or cease payroll deductions. In the event that a participant ceases contributions to the amended ESPP during a purchase period, the participant may not make additional contributions during that purchase period and may request payment of any funds held for the participant on such form and at such time in advance of the purchase date as the ED&CC, or its delegate, may prescribe. Any funds remaining in the participant’s account on the purchase date will be used to purchase common stock, if the participant remains an eligible employee. In the event that a participant ceases to be an eligible employee, their participation in the amended ESPP will automatically cease, no further purchase of common stock will be made for the participant, and any funds held for the participant will be distributed to the participant.
Unless the ED&CC determines otherwise prior to the beginning of the purchase period, the amended ESPP provides that each new purchase period would begin on the first day of the calendar quarter next following the preceding purchase date and continue until the last trading day of the calendar quarter in which such purchase period began. If our shareholders approve the amended ESPP, it is presently intended that the first purchase period under the amended ESPP would begin on March 1, 2027 and end on May 29, 2027. The ED&CC does not presently intend to change the quarterly purchase periods currently in effect under the current ESPP, which begin on first day of March, June, September and December.
Purchase Transactions
Unless the ED&CC determines otherwise prior to the beginning of a purchase period, the purchase price for each share of common stock purchased under the amended ESPP will be 85 percent of the closing price of a share of common stock on the purchase date.

The number of shares that will be purchased for each participant participating in the amended ESPP on a purchase date will depend on the purchase price of the shares, the total amount of payroll deductions during the purchase period and the number of shares remaining available for issuance under the amended ESPP. For example, if the purchase price is $100.00 per share and participant has $1,000.00 of accumulated payroll deductions in their account on the purchase date, the participant will be able to purchase 10 shares.
No fees, commissions, or other expenses will be charged to a participant when they purchase stock under the amended ESPP; however, the participant will be responsible for any brokerage commissions that result from the sale of any stock purchased under the amended ESPP.
Payroll Deductions
A participant will indicate pursuant to a purchase agreement the portion of compensation to be deducted from the participant’s pay, on an after-tax basis, for the purchase of stock under the amended ESPP. The portion of compensation may be set in one of two ways: (i) either in whole percentages from one percent to 10 percent, or (ii) as a fixed contribution amount in whole dollars from the participant’s compensation paid during a payroll period, up to the lesser of (a) the participant’s net compensation for such payroll period and (b) $2,500, or such other amount as may be determined by the ED&CC. A participant must select which method is to be used to compute the contribution and may change the contribution from a fixed contribution amount to a percentage contribution amount (or vice versa), as of any time prior to the end of an enrollment period.
In addition, if permitted by the ED&CC prior to the beginning of the purchase period, participants may be able to deposit funds, in addition to payroll deductions, with us, provided that the aggregate amount (including deposits and payroll deductions) that a participant may contribute to the amended ESPP during a purchase period may not exceed the percentage or fixed contribution amount selected by the participant, and in no event may the total amount of all contributions by a participant exceed
$25,000 per plan year (subject to adjustment by the ED&CC). The ED&CC has not elected to permit participants to contribute funds outside of payroll deductions.
To the extent permitted by applicable law and subject to limitations determined by the ED&CC, a participant may stop payroll deductions during a purchase period. If payroll deductions are stopped during a purchase period, the participant may not subsequently resume payroll deductions during such purchase period. See “—Purchase Periods” above and “—Cessation of Participation” below for more information on ceasing participation in the amended ESPP during a purchase period.
For purposes of the amended ESPP, “compensation” means a participant’s base wages, but excludes overtime pay, commissions, bonuses, premium pay, shift differential pay, any compensation reductions made in connection with plans described in Sections 401(k), 125 or 132(f)(4) of the Code, and any other extraordinary remuneration, as determined by the ED&CC or its delegate. Contributions to the amended ESPP are treated as our general assets and are not held in trust. No interest is credited to the amounts participants contribute to the amended ESPP.
Maximum Number of Purchasable Shares
Whole shares and fractional shares may be purchased under the amended ESPP. Unless the ED&CC determines otherwise, in no event may a participant purchase a greater number of shares of common stock than can be purchased on a purchase date by applying the full balance of the participant’s deducted or deposited funds to the purchase of shares of common stock at the purchase price.

Excess Payroll Deductions after Purchase Date
If a participant’s payroll deductions are not applied to purchase stock on a purchase date, such excess amounts will be returned to the participant, as soon as administratively practicable after the purchase date.
Cessation of Participation
To the extent legally permissible, a participant may voluntarily cease his or her participation in the amended ESPP and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the purchase date as required by the ED&CC. If a participant ceases contributions during a purchase period, such participant may not make any further contributions during such purchase period. The participant may also request distributions of any funds held for the participant so long as such request is made on such form and at such time in advance of the purchase date as required by the ED&CC. Any funds remaining in the participant’s account on the purchase date will be used to purchase stock.
If during a purchase period a participant ceases to be an eligible employee, his or her participation in the amended ESPP will automatically terminate and no further purchases of common stock will be made for the participant. Any funds held for such participant will be distributed to the participant. A participant will cease to be an eligible employee during a purchase period if he or she no longer meets the requirements of an eligible employee under the amended ESPP or if such participant terminates employment, dies or is determined to be disabled prior to the applicable purchase date.
Transferability
Neither payroll deductions credited to a participant nor any rights with regard to the exercise of a purchase right under the amended ESPP may be assigned or transferred. If a participant dies, unless a personal representative of the deceased participant directs otherwise, any previous payroll deductions during the purchase period in which the participant dies will be used to purchase stock on the purchase date for such purchase period. After the purchase date, the deceased participant’s stock and residual amounts will be delivered to the participant’s personal representative.
Holding Period
Participants will be required to hold stock purchased under the amended ESPP for six months following each purchase date, except the holding period ceases to apply in the case of death of the participant.
Change of Control

Subject to any required action by our shareholders, if we are the surviving corporation in a merger or consolidation, any offering under the amended ESPP will continue to pertain to and apply to our shares of common stock. However, if we dissolve or liquidate, or merge or consolidate and are not the surviving corporation, the amended ESPP and any offering under the amended ESPP will terminate as of the effective date of the dissolution, liquidation, merger or consolidation, unless our Board determines otherwise and the balance of any amounts deduction from a participant’s compensation (or deposited) which have not been applied to purchase stock will be returned to the participant, as soon as reasonably practicable.
Amendment
Our Board may amend the amended ESPP at any time, subject to shareholder approval if required by applicable law and the New York Stock Exchange listing standards.
Termination
Unless sooner terminated by its terms or by our Board, the amended ESPP will terminate on the tenth anniversary of its effective date.